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Exhibit 3.1

DELAWARE

The First State

        I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "CHIPOTLE MEXICAN GRILL, INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 2006, AT 8:13 O'CLOCK A.M.

        A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ HARRIET SMITH WINDSOR Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4487456 DATE: 01-31-06

RESTATED CERTIFICATE OF INCORPORATION OF
CHIPOTLE MEXICAN GRILL, INC.

        Chipotle Mexican Grill, Inc., a corporation originally organized in the State of Delaware on January 30, 1998, hereby certifies that this Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation amends and restates the Corporation's Certificate of Incorporation in its entirety as follows:

ARTICLE I—NAME

        The name of the company is Chipotle Mexican Grill, Inc. (the "Corporation").

ARTICLE II—AGENT

        The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III—PURPOSE

        The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the "DGCL").

ARTICLE IV—STOCK

        Section 1.    Authorized Stock. The Corporation shall have the authority to issue eight hundred thirty million (830,000,000) shares of capital stock, consisting of two hundred million (200,000,000) shares of Class A common stock with a par value of $0.01 per share (the "Class A Common Stock"), thirty million (30,000,000) shares of Class B common stock with a par value of $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and six hundred million (600,000,000) shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock or Class B Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.

        Section 2.    Common Stock.

        (a)    Ranking. The preferences, limitations and rights of the Class A Common Stock and Class B Common Stock, and the qualifications and restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.

        (b)    Voting—General. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation:

        (i)    each share of Class A Common Stock outstanding on any record date shall be entitled to one vote and each share of Class B Common Stock outstanding on such record date shall be entitled to 10 votes in respect of any actions of shareholders for which such record date was fixed; provided, however, that each share of Common Stock shall have one vote only for purposes of approving any of the following matters:

          (A)    the consummation of any merger or consolidation of the Corporation, or the issuance, sale, transfer or assignment of securities of the Corporation that would, following such issuance, sale, transfer or assignment, represent a majority of the voting power of the Corporation's then-outstanding Common Stock to any person, in a single transaction or series of related transactions;

          (B)    the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries, directly or indirectly, in one or more transactions, to any person; or

          (C)    the voluntary liquidation, dissolution or winding up of the Corporation;

        (ii)    the Class A Common Stock and the Class B Common Stock shall vote together as a single class;

        (iii)    the vote required to constitute approval of any corporate action shall be a majority of all votes cast on the matter by the holders of outstanding shares of Common Stock at a meeting at which a quorum exists; and

        (iv)    holders of Common Stock shall be entitled to cast votes in person or by proxy in the manner and to the extent permitted under the Bylaws of the Corporation (the "Bylaws").

        (c)    Amendments. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock, (i) amend, alter or repeal any provision of this Section so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock; or (ii) take any other action upon which class voting is required by law. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common Stock, (i) amend, alter or repeal any provision of this Section so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock as compared to those of the Class A Common Stock; or (ii) take any other action upon which class voting is required by law.

        (d)    Dividends; Changes in Common Stock. No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

        If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of the Class A Common Stock shall be proportionately subdivided or combined, as the case may be. Similarly, if the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be.

        (e)    Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Class B Common Stock shall rank pari passu with shares of Class A Common Stock as to distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this paragraph (e), shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or other entity or corporations or other entities or a sale, lease or conveyance of all or a part of its assets.

        (f)    Reorganization or Merger. Subject to the rights of the holders of Preferred Stock, in case of any reorganization, share exchange or merger of the Corporation with another corporation in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash). In the event that the holders of shares of Class A Common Stock or of shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted substantially identical election rights, as the case may be.

        (g)    Conversion of Class B Common Stock.

          (i)    Prior to the date on which shares of Class B Common Stock are transferred to shareholders of McDonald's Corporation in a transaction, including any distribution in exchange for McDonald's Corporation's share or securities, intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, or any corresponding provision of any successor statute (a "Tax-Free Spin-Off"), each record holder of shares of Class B Common Stock may convert any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates, if any, for such shares, accompanied by any payment required for documentary, stamp or similar issue or transfer taxes and by a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class A Common Stock), and requesting that the Corporation issue all of such shares of Class A Common Stock to persons named in such notice. Such notice shall set forth the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates, if any, therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock. For purposes of this Section, a Tax-Free Spin-Off shall be deemed to have occurred at the time the shares are first transferred to shareholders of McDonald's following receipt of a certificate described in Section 2(g)(vii)(B) below.

          (ii)    Prior to a Tax-Free Spin-Off, each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by McDonald's or a subsidiary of McDonald's. Shares of Class B Common Stock shall not convert automatically into shares of Class A Common Stock (A) as a result of a distribution of Class B Common Stock to shareholders of McDonald's in a Tax-Free Spin-Off or (B) in any transfer after a Tax-Free Spin-Off.

          (iii)    Prior to a Tax-Free Spin-Off, each outstanding share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock if such action is approved by the affirmative vote of the holders of not less than a majority of the voting power of the then-outstanding shares of Class B Common Stock.

          (iv)    The Corporation shall provide notice of (A) any automatic conversion of outstanding shares of Class B Common Stock to holders of record of such shares of Common Stock pursuant to Section 2(g)(ii) above as soon as practicable following such conversion; and (B) any automatic conversion of all outstanding shares of Class B Common Stock pursuant to Section 2(g)(iii) above to all holders of record of Common Stock as soon as practicable following such conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock. Each such notice shall, as appropriate, (A) state the automatic conversion date; (B) identify the outstanding shares of Class B Common Stock that are automatically converted; and (C) the place or places where certificates if any, for such shares may be surrendered in exchange for certificates, if any, representing Class A Common Stock, or the method by which book-entry interest in the Class A Common Stock may be obtained in exchange for such certificates in respect of shares of Class B Common Stock.

          (v)    Immediately upon conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Article, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion subject to the following sentence. Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Article, any dividend for which the record date or payment date shall be subsequent to such conversion which may have been declared on the shares of Class B Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend that shall have been declared on such shares payable in shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.

          (vi)    Prior to a Tax-Free Spin-Off, holders of shares of Class B Common Stock may (A) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer that meets the qualifications of Section 2(g)(vii) below, and under no other circumstances; or (B) convert any or all of such shares into shares of Class A Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class A Common Stock to any person as provided in Section 2(g)(i) above). Prior to a Tax-Free Spin-Off, no one other than persons in whose names shares of Class B Common Stock become registered on the original stock ledger of the Corporation, or transferees or successive transferees who receive shares of Class B Common Stock in connection with a transfer meeting the qualifications set forth in Section 2(g)(vii) below, shall have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class B Common Stock. Holders of shares of Class B Common Stock may at any and all times transfer to any person the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock (subject to any restrictions at such time on transfers of shares of Class A Common Stock).

          (vii)    Prior to a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of proper transfer documents, accompanied by a certificate stating either (A) that such transfer is to McDonald's or a subsidiary of McDonald's; or (B) that such transfer is to the shareholders of McDonald's in connection with a Tax-Free Spin-Off.

          (viii)    Prior to the occurrence of a Tax-Free Spin-Off, every certificate of shares of Class B Common Stock, if any, shall bear a legend on its face reading as follows:

          "THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS SET FORTH IN ARTICLE IV(2)(g)(vii) OF THE CERTIFICATE OF INCORPORATION OF THIS CORPORATION AND NO PERSON WHO RECEIVES SUCH SHARES IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS PRESCRIBED IN SUCH ARTICLE IS ENTITLED TO OWN OR TO BE REGISTERED AS THE RECORD HOLDER OF SUCH SHARES OF CLASS B COMMON STOCK, BUT THE RECORD HOLDER OF THIS CERTIFICATE MAY AT SUCH TIME AND IN THE MANNER SET FORTH IN ARTICLE IV(2)(g) OF THE CERTIFICATE OF INCORPORATION OF THIS CORPORATION CONVERT SUCH SHARES OF CLASS B COMMON STOCK IN TO THE SAME NUMBER OF SHARES OF CLASS A COMMON STOCK FOR PURPOSES OF EFFECTING THE SALE OR OTHER DISPOSITION OF SUCH SHARES OF CLASS A COMMON STOCK TO ANY PERSON. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING THE SAME, ACCEPTS AND AGREES TO ALL OF THE FOREGOING."

          Upon and after the transfer of shares of Class B Common Stock in a Tax-Free Spin-Off, certificates for shares of Class B Common Stock, if any, shall not longer bear the legend set forth above.

          (ix)    The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

        Section 3.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the "Board of Directors") is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof prior to its issuance. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.

        The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of shareholders.

        Section 4.    Reclassification and Stock Split.

        (a)    Reclassification.    Immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each of the shares of (i) common stock, par value $0.01 per share, (ii) the Series B Preferred Stock, par value $0.01 per share, (iii) the Series C Preferred Stock, par value $0.01 per share, and (iv) the Series D Preferred Stock, par value $0.01 per share, of the Corporation (the common stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, collectively, the "Old Stock") issued and outstanding as of the close of business on the day prior to the Effective Time shall be reclassified into and shall become one-third of one share of Class B Common Stock (the "Reclassification").

        (b)    Certificates.    The reclassification of the Old Stock into Class B Common Stock shall be deemed to occur at the Effective Time, regardless of when any certificate previously representing such shares of Old Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new Class B Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Old Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Class B Common Stock as determined in paragraph (a), automatically represent from and after the Effective Time the reclassified number of shares of Class B Common Stock.

        (c)    Status.    The Corporation shall not close its books against the transfer of the Old Stock in any manner that interferes with the Reclassification. All shares of Class A Common Stock and Class B Common Stock outstanding after the Reclassification shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

        Section 5.    No Fractional Shares.    No fractional shares of the capital stock of the Corporation shall be issued, but in lieu thereof the Corporation may, at its option, make a cash adjustment therefor.

ARTICLE V—BOARD OF DIRECTORS

        Section 1.    Number.    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than three nor more than 20 directors (exclusive of directors referred to in the last paragraph of this Section 1), the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

        From and after the date of the first meeting of the Board of Directors following the Effective Time, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors then in office. Class I directors shall serve for an initial term ending at the annual meeting of shareholders held in 2006, Class II directors for an initial term ending at the annual meeting of shareholders held in 2007 and Class III directors for an initial term ending at the annual meeting of shareholders held in 2008. At each annual meeting of shareholders beginning in 2006, successors to the directors in the class whose term expires at that annual meeting shall be elected for a three-year term.

        If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

        Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors shall be elected by the affirmative vote of a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

        Elections of directors at an annual or special meeting of shareholders shall be by written ballot.

        Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article V of this Certificate of Incorporation and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.

        Section 2.    Vacancies.    Any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

        Section 3.    Removal.    Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Common Stock.

        Section 4.    Committees.    Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any of or all of the powers and duties of the Board of Directors to the full extent permitted by laws.

ARTICLE VI—LIABILITY OF DIRECTORS AND OFFICERS

        Section 1.    Elimination of Certain Liability of Directors.    A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

        Section 2.    Indemnification and Insurance.

        (a)    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this Section or otherwise (an "undertaking"); and provided further that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Board may deem advisable.

        (b)    Non-Exclusivity of Rights; Accrued Rights.    The right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Such rights shall be contract rights, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

        (c)    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        (d)    Other Employees and Agents.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee not within the provisions of paragraph (a) of this Section or to any agent of the Corporation, subject to such conditions as the Board of Directors may deem advisable.

        (e)    Savings Clause.    If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification hereunder as to all expense, liability, and loss (including attorney's fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII—SECTION 203 OF THE DGCL

        The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE VIII—CERTAIN CONTRACTS; CORPORATE OPPORTUNITY

        Section 1.    Regulation of Certain Affairs. In anticipation that:

        (a)    the Corporation will cease to be a wholly owned subsidiary of McDonald's, but that McDonald's will remain, for some period of time, a shareholder of the Corporation;

        (b)    the Corporation and McDonald's may engage in the same or similar activities or lines of business and have an interest in the same or similar areas of corporate opportunities; and

        (c)    there will be benefits to be derived by the Corporation through its contractual, corporate and business relations with McDonald's (including possible service of officers and directors of McDonald's as officers and directors of the Corporation) and there will be benefits in providing guidelines for directors and officers of McDonald's and of the Corporation with respect to the allocation of corporate opportunities and other matters;

the provisions of this Article are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve McDonald's and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith; provided, however, that nothing in this Article will impair the Corporation's ability to enter into contractual arrangements with a shareholder of the Corporation, which arrangements restrict the shareholder from engaging in activities otherwise allowed by this Article, and the following provisions shall be subject to any such contractual obligation of the Corporation.

        Section 2.    Certain Contracts.    No contract, agreement, arrangement or transaction between the Corporation and McDonald's shall be void or voidable solely for the reason that McDonald's is a party thereto, and McDonald's (a) shall have fully satisfied and fulfilled its fiduciary duties to the Corporation and its shareholders with respect thereto; (b) shall not be liable to the Corporation or its shareholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (c) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation; and (d) shall be deemed not to have breached its duties of loyalty to the Corporation and its shareholders and not to have received an improper personal gain therefrom, if the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum. Directors of the Corporation who are also directors or officers of McDonald's may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract, agreement, arrangement or transaction.

        Section 3.    Competition and Corporate Opportunities.    Subject to any contractual provisions to the contrary, McDonald's shall have the right to, and shall have no duty hereunder to refrain from, (a) engaging in the same or similar activities or lines of business as the Corporation; (b) doing business with any potential or actual customer or supplier of the Corporation; or (c) employing or otherwise engaging any officer or employee of the Corporation. To the fullest extent permitted by law, neither McDonald's nor any officer or director thereof (except as provided in this Article) shall be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of any such activities of McDonald's, or such person's participation therein.

        In the event that McDonald's acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both McDonald's and the Corporation, McDonald's shall have no duty to communicate or present such corporate opportunity to the Corporation, and shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that McDonald's pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

        Section 4.    Allocation of Corporate Opportunities.    In the event that a director or officer of the Corporation who is also a director or officer of McDonald's acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and McDonald's, to the fullest extent permitted by law, such director or officer of the Corporation:

        (a)    shall be deemed to have fully satisfied and fulfilled such person's fiduciary duty to the Corporation and its shareholders with respect to such corporate opportunity;

        (b)    shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that McDonald's pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person (including, without limitation, McDonald's) or does not communicate information regarding such corporate opportunity to the Corporation;

        (c)    shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in or not opposed to the best interests of the Corporation; and

        (d)    shall be deemed not to have breached such person's duty of loyalty to the Corporation or its shareholders and not to have derived an improper personal economic gain or other benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

          (i)    a corporate opportunity offered to any person who is an officer or employee (whether or not a director) of the Corporation, and who is also a director but not an officer or employee of McDonald's, shall belong to the Corporation, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of McDonald's, in which case such opportunity shall belong to McDonald's;

          (ii)    a corporate opportunity offered to any person who is a director but not an officer or employee of the Corporation, and who is also an officer or employee (whether or not a director) of McDonald's shall belong to McDonald's unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation;

          (iii)    a corporate opportunity offered to any person who is either (1) an officer or employee of both the Corporation and McDonald's; or (2) a director of both the Corporation and McDonald's (but not an officer or employee of the Corporation or McDonald's), shall belong to McDonald's unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation.

        Section 5.    Non-Pursuit.    Any corporate opportunity that belongs to McDonald's or to the Corporation pursuant to the foregoing policy shall not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party.

        Section 6.    Deemed Notice.    Any person or entity purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article.

        Section 7.    Chairman or Chairman of a Committee.    For purposes of this Article, a director who is chairman of the Board of Directors or chairman of a committee of the Board of Directors is not deemed an officer of the Corporation by reason of holding that position unless that person is a full-time employee of the Corporation.

        Section 8.    Expiration of Certain Provisions.    Notwithstanding anything in this Certificate of Incorporation to the contrary, (a) this Article shall expire on the date that McDonald's ceases to beneficially own shares representing at least 5% of the voting power of the outstanding Common Stock and no person who is a director or officer of the Corporation is also a director or officer of McDonald's; and (b) in addition to any vote of the shareholders required by this Certificate of Incorporation, until the time that McDonald's ceases to beneficially own shares representing at least 5% of the voting power of the outstanding Common Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Common Stock entitled to vote thereon shall be required to alter, amend, repeal (by merger or otherwise, in a manner adverse to the interests of McDonald's) or adopt any provision adverse to the interests of McDonald's and inconsistent with any provision of this Article.

        Neither the alteration, amendment or repeal of this Article nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Following the time that McDonald's ceases to beneficially own shares representing at least 5% of the voting power of the outstanding Common Stock, any contract, agreement, arrangement or transaction involving a corporate opportunity shall not be reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

ARTICLE IX—CONSIDERATION OF OTHER CONSTITUENCIES

        In addition to any other considerations which they may lawfully take into account in determining whether to take or to refrain from taking action on any matter and in discharging their duties under applicable law and this Certificate of Incorporation, the Board of Directors, its committees and each director may take into account the interests of customers, distributors, suppliers, creditors, current and retired employees and other constituencies of the Corporation and its subsidiaries and the effect upon the communities in which the Corporation and its subsidiaries do business; provided, however, that this Article shall be deemed solely to grant discretionary authority only and shall not be deemed to provide to any constituency a right to be considered.

ARTICLE X—SHAREHOLDER ACTION

        Subject to the rights of the holders of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken only upon the vote of the shareholders at an annual or special meeting duly called and may not be taken by written consent of the shareholders.

        The Bylaws may establish procedures regulating the submission by shareholders of nominations and proposals for consideration at meetings of shareholders of the Corporation.

ARTICLE XI—SPECIAL MEETINGS

        Subject to the rights of the holders of Preferred Stock, special meetings of the shareholders may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the chairman of the Board of Directors.

ARTICLE XII—AMENDMENT OF CERTIFICATE OF INCORPORATION

        Subject to any requirement of applicable law or any other provision of this Certificate of Incorporation and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with this Certificate of Incorporation.

ARTICLE XIII—AMENDMENT OF BY-LAWS

        The Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board of Directors at which there is a quorum (as defined from time to time in the Certificate of Incorporation) or by written consent. The shareholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent therewith shall be adopted by the shareholders, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Common Stock.

ARTICLE XIV—DEFINITIONS

        Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:

        (a)    "beneficial ownership" shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

        (b)    "corporate opportunities" shall include, but not be limited to, business opportunities which (i) the Corporation is financially able to undertake; (ii) are, from their nature, in the line or lines of the Corporation's business; (iii) are of practical advantage to the Corporation; (iv) are ones in which the Corporation has an interest or reasonable expectancy; and (v) are ones in which, by embracing the opportunities, the self-interest of McDonald's or its officers or directors may be brought into conflict with that of the Corporation.

        (c)    "McDonald's" shall mean McDonald's Corporation, an Delaware corporation, and any of its successors by way of merger, share exchange or sale of all or substantially all of its assets, and all subsidiaries of McDonald's; provided, however, that for purposes of Article VIII, "McDonald's" shall not include the Corporation or any of the Corporation's subsidiaries.

        (d)    "person" shall mean a natural person, corporation, partnership, joint venture, association, or legal entity of any kind; each reference to a "natural person (or to a "record holder" of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.

        (e)    "subsidiary" shall mean, as to any person, a corporation, partnership, joint venture, association or other entity in which such person beneficially owns (directly or indirectly) 50% or more of the outstanding voting power or partnership interests or similar voting interests.

        The undersigned has executed this Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., effective as of the date of filing with the Secretary of State of Delaware.

CHIPOTLE MEXICAN GRILL, INC.

By:	/s/ STEVE ELLS
	Name:	Steve Ells
	Title:	Chairman and Chief Executive Officer

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  Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION OF CHIPOTLE MEXICAN GRILL, INC.
ARTICLE I—NAME
ARTICLE II—AGENT
ARTICLE III—PURPOSE
ARTICLE IV—STOCK
ARTICLE V—BOARD OF DIRECTORS
ARTICLE VI—LIABILITY OF DIRECTORS AND OFFICERS
ARTICLE VII—SECTION 203 OF THE DGCL
ARTICLE VIII—CERTAIN CONTRACTS; CORPORATE OPPORTUNITY
ARTICLE IX—CONSIDERATION OF OTHER CONSTITUENCIES
ARTICLE X—SHAREHOLDER ACTION
ARTICLE XI—SPECIAL MEETINGS
ARTICLE XII—AMENDMENT OF CERTIFICATE OF INCORPORATION
ARTICLE XIII—AMENDMENT OF BY-LAWS
ARTICLE XIV—DEFINITIONS